Exhibit 99.1

For Immediate Release	June 29, 2009
Crown Crafts, Inc. Reports Results for Fourth Quarter and Full Fiscal Year 2009
•	Fourth quarter net income (exclusive of impairment charge) doubles to $3.3 million

•	Fiscal year cash flow from operations increases by $5.7 million to $8.4 million

•	$22.9 million non-cash goodwill impairment charge leads to fiscal year loss of $17.1 million
Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) today reported a net loss (after recording a substantial goodwill impairment charge) for the fourth quarter and full fiscal year 2009, which ended March 29, 2009.
Results for Fourth Quarter and Full Fiscal Year 2009
The Company’s net loss for the fourth quarter of 2009 was $10.6 million, or $1.15 per diluted share, on net sales of $24.6 million compared to net income for the fourth quarter of 2008 of $1.6 million, or $0.16 per diluted share, on net sales of $24.0 million. The net loss for the fourth quarter of fiscal 2009 included a non-cash pre-tax charge of $13.9 million for an impairment to goodwill. Excluding the goodwill impairment charge recorded in the fourth quarter, the Company would have reported net income of $3.3 million, or $0.35 per diluted share, in the fourth quarter of fiscal year 2009.
The Company’s net loss for fiscal 2009 was $17.1 million, or $1.83 per diluted share, on net sales of $87.4 million compared to net income for fiscal 2008 of $4.4 million, or $0.43 per diluted share, on net sales of $74.9 million. The net loss for fiscal 2009 included a non-cash pre-tax charge of $22.9 million for an impairment to goodwill. Excluding the goodwill impairment charge, the Company would have reported net income of $5.8 million, or $0.61 per diluted share, in fiscal 2009.
The Company performed an impairment test for goodwill as a result of the decline in the market capitalization of the Company. The impairment test resulted in a determination that the goodwill of the reporting units of the Company have no implied value. Accordingly, the Company recorded an impairment charge in fiscal year 2009 of $22.9 million, which represented the aggregate carrying value of the goodwill of its reporting units. This impairment charge did not result in any cash expenditures, did not have an adverse effect on the Company’s compliance with covenants under the Company’s financing agreement and did not affect the Company’s cash position, cash flows from operating activities or availability under its revolving line of credit.
The Company has increased its cash position from $7.9 million at March 30, 2008 to $15.2 million at March 29, 2009 due to management’s decision to build up its cash reserves instead of paying down its revolving line of credit. This decision was made to preserve the Company’s ability to meet its working capital needs in the event that the Company’s primary lender should suffer an adverse liquidity event that would jeopardize the Company’s ability to draw on its revolving line of credit.

“We are very pleased with our fourth quarter 2009 earnings and the benefits we have gained from the acquisition of the baby products line of Springs Global in November 2007, which we are proud to say has proven to be a great strategic addition,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “We remain convinced that despite the difficult economic environment, our business model and our strong cash flow will keep us in an excellent competitive position to manage through this economic downturn and subsequently benefit from the economy’s recovery. During this time, we have continued to concentrate our efforts on implementing our strategic plan and maintaining our focus on controlling costs. As a result, the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) for fiscal 2009 was $10.0 million, a $1.0 million improvement over fiscal 2008,” Mr. Chestnut continued.
Annual Meeting of Stockholders
The Company also announced that its Annual Meeting of Stockholders will be held on Tuesday, August 11, 2009.
Conference Call
The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results and answer appropriate questions. Interested individuals may join the teleconference by dialing (800) 230-1092. Please refer to confirmation number 103462. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 2:30 p.m. Central Daylight Time on June 29, 2009 through 11:59 p.m. Central Daylight Time on July 6, 2009. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 103462.
About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant and toddler consumer products, including bedding, blankets, bibs, bath items and accessories. Its operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Investor Relations Department (225) 647-9146 or Halliburton Investor Relations (972) 458-8000

CROWN CRAFTS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Twelve Months Ended

	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008
Net sales	$24,568	$23,985	$87,398	$74,887
Gross profit	6,020	5,759	18,910	18,606
Gross profit percentage	24.5%	24.0%	21.6%	24.8%
Goodwill impairment charge	13,884	—	22,884	—
(Loss) income from operations	(10,722)	3,021	(14,928)	7,908
(Loss) income from continuing operations before income taxes	(10,890)	2,693	(15,909)	7,259
Income tax expense (benefit)	(399)	1,123	1,133	2,828
(Loss) income from continuing operations after income taxes	(10,491)	1,570	(17,042)	4,431
(Loss) income from discontinued operations — net of income taxes	(71)	32	(44)	(78)
Net (loss) income	(10,562)	1,602	(17,086)	4,353
Basic (loss) income per share	$(1.15)	$0.17	$(1.83)	$0.44
Diluted (loss) income per share	$(1.15)	$0.16	$(1.83)	$0.43

Weighted Average Shares Outstanding:
Basic	9,208	9,657	9,317	9,888
Diluted	9,208	9,913	9,317	10,165
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	March 29, 2009	March 30, 2008
Cash and cash equivalents	15,249	7,930
Accounts receivable, net of allowances	18,954	18,278
Inventories	11,751	13,777
Total current assets	48,495	42,597
Goodwill	—	22,884
Intangible assets, net	5,515	7,276
Total assets	56,527	73,477

Current maturities of long-term debt	1,667	2,504
Total current liabilities	10,548	11,031
Long-term debt	23,568	22,311
Total non-current liabilities	23,568	22,713

Shareholders’ equity	22,411	39,733
Total liabilities and shareholders’ equity	56,527	73,477

CROWN CRAFTS, INC AND SUBSIDIARIES
NON-GAAP RECONCILIATION TO EBITDA
In thousands, except percentages
(Unaudited)

	Three Months Ended		Twelve Months Ended

	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008

Net income (loss)	$(10,562)	$1,602	$(17,086)	$4,353
Interest expense	189	300	1,089	775
Interest income	(16)	(1)	(139)	(12)
Income tax expense (benefit) on continuing operations	(399)	1,123	1,133	2,828
Income tax benefit on discontinued operations	(46)	(27)	(31)	(82)
Depreciation	60	90	285	349
Amortization	434	444	1,745	784
Impairment charge — goodwill	13,884	—	22,884	—
Impairment charge — assets held for sale	94	—	94	—

EBITDA	3,638	3,531	9,974	8,995

Net Sales
Net sales from continuing operations	24,568	23,985	87,398	74,887
Net sales from discontinued operations	—	—	—	52

Net sales	24,568	23,985	87,398	74,939

EBITDA as a percentage of net sales	14.8%	14.7%	11.4%	12.0%

In addition to the Company’s disclosure of its financial position and results under U.S. generally accepted accounting principles (GAAP), the Company has also disclosed certain measures of its performance which are not determined in accordance with GAAP. These non-GAAP measures include EBITDA and the Company’s discussion of diluted earnings per share excluding the goodwill impairment charge. The Company uses EBITDA as an internal measure to monitor the Company’s operating and cash flow performance and to evaluate the performance of its businesses. The Company believes that the presentation of EBITDA provides useful information to investors and is an important indicator of the Company’s ability to generate cash sufficient to reduce debt, make strategic investments, meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due. EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from EBITDA are significant components in understanding and assessing the Company’s financial performance. EBITDA is provided as supplemental information and should be considered in addition to, and not as a substitute for, such GAAP measures as net income (loss), cash flow provided by or used in operating, investing or financing activities, and other measures of financial performance and liquidity reported in accordance with GAAP. Because EBITDA is not a measure determined in accordance with GAAP, companies are free to calculate it in varying ways. Therefore, EBITDA, as presented by the Company, will not necessarily be comparable to similarly titled measures of other companies.